Event Cardio Group to Purchase National Cardiac Monitoring Center

Maryland-Based Facility Provides Cardiac Diagnostic Services for Physicians, Hospitals and Patients

NEW YORK, NY – July 7, 2016 – Event Cardio Group, Inc. (OTCQB: ECGI) has agreed to purchase the privately held National Cardiac Monitoring Center (“NCMC”) in Glenelg, Maryland for approximately $5 million, in a combination of cash and ECGI common stock. The transaction is expected to close in mid-July. NCMC provides electrocardiography support services designed specifically for physicians, hospitals, scanning services and home health care agencies, including a 24-hour/day ECG monitoring center. NCMC has approximately 900 customers, and projected sales of $2,500,000 for 2016.

NCMC, a FDA-registered independent diagnostic testing facility (IDTF), has been providing cardiac diagnostic services since 1986. It provides a range of cardiac monitoring modalities including Mobile Cardiac Telemetry (MCT), wireless and trans-telephonic cardiac event monitoring (CEM), 24/48-hour digital Holter monitoring with data transmission to NCMC, 24-hour ABP monitoring, full time and off-hours monitoring, and triage. The facility can receive any number of patient calls simultaneously, with patients receiving immediate, one-on-one service every time they call. NCMC will be used by EventCardio to introduce its NowCardio™ heart monitoring system in the U.S. upon clearance by the FDA and will serve as the Company’s U.S. data monitoring center. EventCardio intends to submit its 510(k) application for NowCardio in late July. NowCardio has already been cleared for sale by Health Canada as a Class 2 Medical Device.

EventCardio plans to retain all NCMC staff, consisting of 10 staff members and 19 sales representatives in 15 states. The company plans on expanding its sales force to 25 states by the end of 2016 and all 50 states by the end of 2017. NCMC will be the U.S. headquarters for Now Cardio.

John Bentivoglio, CEO and President of Event Cardio Group, stated, “We believe our purchase of NCMC, with its 30 years of service in the Cardiac Monitoring business, dovetails well with our development of NowCardio, our noninvasive continuous heart monitoring device. We look forward to utilizing NCMC’s facilities to continuously receive and interpret the data collected by our NowCardio monitors once they are in commercial use in the United States.”

Richard Owsik, President, CEO and co-founder of NCMC, said, “I believe Event Cardio Group possesses the expertise to grow the recognition and value of NCMC as the facility enters its fourth decade of operation. We look forward to a smooth transition as NCMC becomes part of Event Cardio and we anticipate the results will be beneficial for the doctors and patients who rely upon us to constantly monitor the data collected by their monitors.”

To help prepare for commercial launch in the United States, Joseph Hashim, formerly with NCMC, will become VP Sales and Marketing of Event Cardio Group. Richard Owsik will be retained by Event Cardio Group as a consultant.

About Event Cardio Group, Inc.

Event Cardio Group, Inc. is a developer of medical diagnostic equipment that focuses on the detection, and preventive treatment, of high-risk diseases. The Company’s core product is NowCardio™, an advanced Advanced Ambulatory Arrhythmia Monitoring System monitor which offers the combined functionality of holter monitoring, event recording, and mobile cardiac telemetry simultaneously within in a single device. For more information on the company please visit www.eventcardiogroup.com.

Statements in this release may be regarded, in certain instances, as “forward-looking statements” pursuant to certain sections of the Securities Act 1933 and the Securities Exchange Act 1934, respectively. “Forward-looking statements” are based on expectations, estimates and projections at the time the statements are made, and involve risks and uncertainties, which could cause actual results or events to differ materially from those currently anticipated, including, but not limited to delays, difficulties, changed strategies, or unanticipated factors or circumstances affecting Event Cardio Group, Inc. and its business. There can be no assurance that such forward-looking statements will ever prove to be accurate and readers should not place undue reliance on any such forward-looking statements contained herein. Event Cardio Group, Inc. will not republish revised forward-looking statements to reflect events or circumstances after the date hereof to reflect the occurrence of unanticipated events.

Contact:

John Bentivoglio

President & CEO

212-321-0091 USA

416-571-6264 Canada

johnb@eventcardiogroup.com

Media Relations:

Dian Griesel Int’l.

Laura Radocaj or Susan Forman

212-825-3210